UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FOX FACTORY HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
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Supplement to Definitive Proxy Statement
For the 2024 Annual Meeting of Stockholders
To be Held on May 3, 2024

April 22, 2024

Dear Stockholders of Fox Factory Holding Corp.,

On behalf of the Board of Directors of Fox Factory Holding Corp. (the “Company”,” we,” “us,” or “our”), we are writing to encourage you to vote “FOR” Proposal 3, the advisory vote to approve the compensation of the Company’s named executive officers for fiscal year 2023 (the “Say-on-Pay Proposal”), at the Company’s 2024 Annual Meeting of Stockholders, which will be held via webcast on Friday, May 3, 2024, at 1:00 pm Eastern Daylight Time.

Please see page 64 of our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 20, 2024 (the “Proxy Statement”) for our Say-on-Pay Proposal.

The proxy advisory firm Glass Lewis recommended that our stockholders vote “FOR” the Say-on-Pay Proposal in its report published on April 11, 2024.

In contrast, the proxy advisory firm Institutional Shareholder Services (“ISS”) recommended that our stockholders vote “against” the Say-on-Pay Proposal, erroneously identifying pay-for-performance misalignment attributed to the use of committee discretion for the 2021-2023 Performance-Based RSUs and miscellaneous perquisites.

For the reasons outlined below, and in the Compensation Discussion and Analysis (“CD&A”) beginning on page 30 of the Proxy Statement, the Board of Directors of the Company unanimously recommends that our stockholders vote “FOR” the Say-on-Pay Proposal. We are available to answer any questions as you finalize your vote.

Long Track Record of Pay-Performance Alignment

As summarized in the CD&A and Summary Compensation Table, there are compelling reasons to vote “FOR” the Say-on-Pay Proposal:

1.History of aligning pay with performance that has been strongly supported by stockholders.
a.In May 2023, stockholders voted in support of Say-on-Pay Proposal by approximately 97%. Stockholder support on the Say-on-Pay Proposal over the last five years (2019 to 2023) averaged 97%.
b.In 2023, ISS recommended “FOR” the Say-on-Pay Proposal.
c.This year and in 2023, Glass Lewis recommended “FOR” the Say-on-Pay Proposal, quantitatively documenting strong pay-for-performance alignment.

2.Compensation Committee holds the management accountable to performance.
a.The Compensation Committee (the “Committee”) held the management strictly accountable to pre-set performance targets – no payout (0%) was earned under the 2023 performance-based cash bonus (annual, short-term incentive).
b.The Committee applied a permissible adjustment on the free cash flow (“FCF”) metric on the performance-based long-term incentive award to account for the United Auto Workers (“UAW”) strike that was outside management’s control and significantly impacted FCF – this adjustment increased the value of the CEO award at time of payment by less than $200,0001 (or about 3% of the CEO’s 2023 Summary Compensation Table pay).
c.The CEO’s compensation, as reflected in the 2023 Summary Compensation Table, declined by 22%, or $1.7 million, from $7.7 million in 2022 to $6.0 million in 2023.

3.Performance-based long-term incentive awards earned for the three-year cycle from 2021 to 2023 reflect above-target financial results.
a.The Company’s performance was above target for the three-year period from 2021 to 2023. The long-term incentive awards for this period were issued at 200% of target based on above target performance (See section below, Additional Details on 2021-2023 Performance-Based RSUs).
b.The underlying value of earned shares declined by 53.55% from $140.24 on the grant date (February 23, 2021) to $65.15 on the date the Committee determined and approved payout of the awards (February 21, 2024).

4.Majority of officer target pay is at-risk.
a.At-risk officer pay is earned based on the achievement of annual and three-year financial results. The underlying value of earned shares for all the long-term incentive opportunity reflects the value of stock at end of the performance/vesting period.
b.The CEO’s 2023 target total direct compensation was weighted at 13% base salary / 87% at-risk pay.
c.Most of the CEO’s target pay (70%) is in the form of at-risk long-term equity incentives that can be earned over three years.
d.The value of any earned long-term incentive awards reflects the stock price at the time of vesting.

5.Consistent with our emphasis on at risk-pay, CEO perquisites are limited, with the 2023 amount representing less than 1% of total compensation.
a.The Summary Compensation Table reflects CEO pay of $6,033,703.
b.Perquisites and Other Personal Benefits were $49,735, which is 0.82% of the CEO’s total compensation.

ISS Concerns

As stated in its report for the Say-on-Pay Proposal vote recommendation, ISS cited these concerns:
1.“P4P misalignment. Closing cycle PSUs earned at maximum following use of committee discretion; limited disclosure of certain adjustments.” We disagree with ISS’ classification of “P4P misalignment.” As set forth herein, the Company has strong pay and performance alignment. We also commit to disclosing threshold, target and maximum performance goals and actual performance levels, and application of committee discretion, for completed PSU cycles going forward.
2.“Large miscellaneous perquisites.” We disagree with ISS calling perquisites “large.” The Company provides a limited amount of perquisites to its executive officers, and as set forth above, the CEO’s 2023 total for perquisites and other personal benefits was $49,735, or less than 1% of the CEO’s total compensation.

1 Please see section below, “Additional Details regarding the 2021-2023 Performance-Based RSUs.”

Additional Details on the 2021-2023 Performance-Based RSUs

In 2023, long-term incentive awards were issued at 200% of target, which reflects above target performance for fiscal years 2021 to 2023 relative to financial goals set in early 2021.
•Long-term incentive awards were granted in February 2021 with three-year goals for average return on invested capital (“ROIC”) and cumulative FCF. These goals were set based on the Company’s long-range plans at that time.
•Based on the formula for determining achievement of the three-year goals, the long-term incentive awards would have been earned at 162.5% of target. This amount was adjusted to 200% of target for the impact of the UAW strike, which was outside of the control of the Company and occurred in the second half of 2023. The UAW strike had significant and negative impacts on our Powered Vehicles Group and Aftermarket Applications Group and ultimately the FCF metric.
◦Through October 2023 (2.75 years (91.6%) of the 3-year cycle completed), performance was tracking to exceed maximum on both ROIC and FCF measures. Based on this performance, the Company accrued for issuance of long-term incentive awards at 200% of target.
◦The Committee applied its reasonable judgment to treat the unforeseen UAW strike that was outside management’s control and significantly impacted FCF as a permissible adjustment under the terms of the 2022 Omnibus Plan and the related long-term incentive award grant agreements.
▪The Proxy Statement disclosed this action by the Committee as the Committee applying “discretion.”
◦For the CEO, this determination to make a permissible adjustment for the UAW strike resulted in an increase in the value of the award at time of payment by less than $200,000.
•Specifically, the Committee excluded the impact of the UAW strike on FCF results and determined that the maximum payout with respect to FCF was achieved as shown in the table below.

For additional information, see the attached summary presentation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

We appreciate your historical support of our executive compensation program and ask that you vote “FOR” the Say on Pay Proposal. The Proxy Statement, this supplemental proxy material, any other supplemental proxy material, and our 2023 Annual Report are available at www.proxydocs.com/FOXF (using the control number included in our notice of internet availability of proxy materials, on your proxy card or in the instructions that accompanied your proxy materials), as well as on our website at http://investor.ridefox.com.

If you already voted and would like to change or revoke your vote on Proposal 3, please refer to the disclosure in the Proxy Statement under “Questions and Answers about this Proxy Statement and the Annual Meeting—May I revoke or change my vote?” for information on how to do so.

Sincerely,

Elizabeth A. Fetter
Chair, Compensation Committee

Overview

- This reference document covers the following topics:
    1. Executive Summary / Key Messages (including Say-on-Pay voting history)
    2. Role of Our Compensation Committee
    3. Executive Compensation Goals and Objectives
    4. 2023 Officer Incentive Compensation Programs
    5. 2021-2023 Performance-Based RSU Payout

For a detailed discussion and analysis, please see the current proxy filing which has the disclosure of our executive officer compensation program and practices for fiscal year 2023.

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Executive Summary / Key Messages

FOX FACTORY

1. We have a history of aligning pay with performance that has been strongly supported by our stockholders with five-year average Say on Pay support of 97.0%, which exceeds the 5-year average Say on Pay support for Russell 3000 companies over the same time period (90.5%).

2019 Annual Meeting	2020 Annual Meeting	2021 Annual Meeting	2022 Annual Meeting	2023 Annual Meeting
98.8%	97.1%	96.2%	96.1%	96.6%
5-Year Average Support: 97.0%				

5. Glass Lewis recommends "FOR" Say-on-Pay, quantitatively documenting strong pay-for-performance alignment.

2

Role of Our Compensation Committee

- Our Compensation Committee consists of four of Fox's independent directors: Elizabeth A. Fetter (Committee Chair), Dudley W. Mendenhall (Non-Executive Board Chair), Jean H. Hlay and Sidney Johnson.

- Our Committee considers a variety of factors when making executive pay decisions, including:
  - Financial results
  - Stock price performance
  - Feedback from investors
  - Market typical and best practices, as informed by our independent compensation consultant
  - Talent needs and concerns

- Our Committee annually reviews and updates our executive compensation goals and objectives to ensure our programs:
  - Are market competitive
  - Achieve our talent needs (attracting, engaging and retaining key talent)
  - Align executive rewards to our business strategy to drive long-term stockholder value
  - Evolve with our business and industry conditions
  - Demonstrate aligned pay and performance outcomes

3

Executive Compensation Goals and Objectives

FOX FACTORY

- Our compensation programs are designed with the general goals and objectives of providing a market competitive pay package that achieves our talent needs (attracts, engages and retains) by directly aligning rewards to our business strategy to drive long-term stockholder value.
  - For the Named Executive Officers (NEOs), this is achieved by emphasizing performance-based annual cash and long-term equity incentive awards which provide the majority of this group's target pay opportunity.

- Our executive compensation program is predominantly performance-based. As an executive's ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target short- and long-term incentive compensation (where applicable) grows proportionately as job responsibilities increase, which encourages our officers to focus on the Company's long-term success and aligns with the long-term interests of our stockholders.

- The Committee also considers Company performance when determining the number of time-based RSUs and performance-based RSUs to award to our NEOs and the value of the earned shares reflect our stock price performance over the vesting/performance period making such compensation "at-risk" to the performance of the Company.

4

2023 Officer Incentive Compensation Programs

FOX FACTORY

Annual Performance-Based Cash Bonuses = No Payouts for 2023

Executives	Performance Metric	Weighting	2023 Payout
Dennison, Humphrey	Adjusted EBITDA	100%	$0
Schemm, Merchant, Tutton, Fletcher	Adjusted EBITDA	75%	$0
	Individual Performance	25%	
Torres	Adjusted EBITDA	50%	$0
	Individual Performance	50%	

2023 Equity Grant Details = Awards Can Be Earned for the 2023-25 Vesting/Performance Period

Executives	RSU[1] Weighting	RSU[1] Vesting	PBRSU[2] Weighting	PBRSU[2] Perf. Period	PBRSU[2] Metrics and Weightings
Dennison, Humphrey, Merchant, Tutton, Fletcher	50%	3-year ratable	50%	2023-2025	• 50% Return on Invested Capital • 50% Free Cash Flow
Schemm (new hire grants in June 2023)	58%	3-year ratable	42%		
Torres	None				

1) RSU = Restricted Stock Units
2) PBRSU = Performance-Based Restricted Stock Units

5

2021-2023 Performance-Based RSU Payout

FOX FACTORY

- As disclosed in our proxy filing, the formula for determining achievement of the three-year long-term incentive goals resulted in achievement of 162.5% of the target. This amount was adjusted upward by the Committee to 200% of the target for the impact of the UAW strike, which was outside of our control and occurred in the second half of 2023.
  - Through the third quarter of 2023 payouts were tracking at 200% of target.
  - The UAW strike impacted our FCF; return on invested capital ("ROIC") remained above maximum performance and the achievement level was not impacted.
- The Committee believes that the adjustments were appropriate since over 90% of the performance period had been completed before the UAW strike and performance was tracking to exceed the maximum on both measures.
- Shown below are the goals and payouts for the 2021-2023 cycle.
  - The goals were set in the first quarter of 2021 based on the long-range strategic plan at that time.
  - This expands on the Compensation Discussion and Analysis in the Company's proxy statement to show threshold and maximum goals as well as adjusted FCF performance.

$ in millions

Performance Measure	Weighting	Performance Goals: Threshold	Performance Goals: Target	Performance Goals: Maximum	Formulaic Performance	Formulaic Payout (% of Target)	Adjusted Performance	Final Payout (% of Target)
3-Year Average ROIC	50%	12.05%	12.80%	13.55%	16.19%	200%	16.19%	200%
3-Year Cumulative Free Cash Flow	50%	$226	$263	$300	$273	125%	$300	200%
					Weighted Payout	**163%**		**200%**

- Note: The 2023 performance-based cash bonus was not earned ($0 annual incentive) since results were below the goals set at the start of 2023.

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